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                                   Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

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                                                     First Quarter Ended
(In thousands, except per share amounts)       June 19, 1999    June 20, 1998
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Earnings per share - basic
  Income available to common shareholders           $ 66,721         $ 51,798
  Weighted average shares outstanding                119,631          120,565
  Earnings per share - basic                            $.56             $.43

Earnings per share - diluted
  Income available to common shareholders           $ 66,721         $ 51,798

  Weighted average shares outstanding                119,631          120,565
  Dilutive impact of options outstanding               1,138            1,580
                                                    --------         --------
  Weighted average shares and potential
      dilutive shares outstanding                    120,769          122,145
  Earnings per share - dilutive                         $.55             $.42
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.